Exhibit 99.1
NEWS
93 West Main Street, Clinton, CT 06413

The Connecticut Water Company Signs Agreement to
Purchase Ellington Acres Company

Clinton, Connecticut, July 23, 2008 – The Connecticut Water Company (CWC), a wholly owned subsidiary of Connecticut Water Service, Inc. (NASDAQ GS:CTWS), announced today that it has signed a definitive agreement to purchase the Ellington Acres Company (EAC). EAC is a regulated water utility company that provides water service to approximately 750 customers, or approximately 2,300 people in the town of Ellington, Connecticut. Under the terms of the agreement, Connecticut Water will purchase all issued and outstanding shares of EAC for $1,495,000.

Connecticut Water currently serves more than 36,000 customers in Ellington and its surrounding towns in northern Connecticut and its water system is in close proximity to that of EAC. Eric W. Thornburg, President and CEO of Connecticut Water, says this transaction will benefit the customers of EAC and CWC alike. He stated, “By interconnecting the EAC and CWC water systems, we can avoid significant capital expenditures for both companies that in the long-term will keep rates lower for CWC and EAC customers than if EAC had remained an independent company. This regional approach to long-term water system planning is more sustainable and is in the best interest of CWC and EAC customers.” Mr. Thornburg added, “CWC has a dedicated customer service team, and experienced state certified water treatment and distribution system professionals that look forward to serving EAC customers.”

The Boards of Directors of EAC and CWC have approved the acquisition, which is subject to approval by the Connecticut Department of Public Utility Control (DPUC). It is anticipated that an application will be filed with the DPUC within the next 30 days and that it will take approximately four months from that date before the DPUC issues its decision.

This is the second acquisition announced or completed by Connecticut Water this year. On January 16, 2008, Connecticut Water completed the acquisition of the Eastern Operations of Birmingham Utilities, which serves more than 2,300 customers.

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About The Connecticut Water Company:

Connecticut Water Company serves nearly 300,000 people in 54 towns in Connecticut. The towns served include: Ashford, Avon, Beacon Falls, Bethany, Bolton, Brooklyn, Burlington, Canton, Chester, Clinton, Colchester, Columbia, Coventry, Deep River, East Granby, East Haddam, East Hampton, East Windsor, Ellington, Enfield, Essex, Farmington, Griswold, Guilford, Hebron, Killingly, Lebanon, Madison, Manchester, Mansfield, Marlborough, Middlebury, Naugatuck, Old Lyme, Old Saybrook, Plainfield, Plymouth, Portland, Prospect, Somers, South Windsor, Stafford, Stonington, Suffield, Thomaston, Thompson, Tolland, Vernon, Voluntown, Waterbury, Westbrook, Willington, Windsor Locks and Woodstock.

News Media Contact:
Mary B. Ingarra, APR
Public Affairs Manager
(860) 669-8630 x3014
mingarra@ctwater.com

Investor Relations Contact:
Daniel J. Meaney, APR
Director of Corporate Communications
(860) 669-8630 c3016
dmeaney@ctwater.com

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability on these acquisitions is often dependent on the successful integration of these companies, including the January 2008 acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.